Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL INFORMATION

On August 8, 2016, Vail Resorts, Inc. (“Vail Resorts”) and Whistler Blackcomb Holdings, Inc. (“Whistler Blackcomb”) announced that they had entered into an Arrangement Agreement (the “Agreement”) for Vail Resorts to acquire Whistler Blackcomb for a combination of cash and Vail Resorts stock (the “Acquisition”). Whistler Blackcomb owns a 75% interest in each of Whistler Mountain Resort Limited Partnership and Blackcomb Skiing Enterprises Limited Partnership (collectively, “the Partnerships”), which together, operate the resort. The following unaudited pro forma condensed combined financial information (the “pro formas”) is based on the historical consolidated financial statements of Vail Resorts and the historical consolidated financial statements of Whistler Blackcomb, and has been prepared to reflect the Acquisition and the financing structure established to fund the Acquisition. The pro formas are presented for illustrative purposes only and do not necessarily reflect the results of operations or the financial position of Vail Resorts that actually would have resulted had the Acquisition occurred at the date indicated, nor project the results of operations or financial position of Vail Resorts for any future date or period.

The unaudited pro forma condensed combined statements of earnings (the “pro forma statements of earnings”) for the nine months ended April 30, 2016 (the “2016 pro forma statement of earnings”) and for the year ended July 31, 2015 (the “2015 pro forma statement of earnings”) assume that the Acquisition was completed on August 1, 2014. Due to differences in each reporting entities’ fiscal year end, the 2016 pro forma statement of earnings includes the nine months ended April 30, 2016 for Vail Resorts and the nine months ended June 30, 2016 for Whistler Blackcomb. The 2015 pro forma statement of earnings includes the twelve month period ended on July 31, 2015 for Vail Resorts combined with the twelve month period ended September 30, 2015 for Whistler Blackcomb. The unaudited pro forma condensed combined balance sheet (the “pro forma balance sheet”) is based on the assumption that the Acquisition occurred on the last day of the most recently published balance sheet of Vail Resorts, April 30, 2016, the acquiring entity, and includes pro forma adjustments to Whistler Blackcomb’s balance sheet as of June 30, 2016. Pro forma adjustments reflected in the pro formas are based on items that are factually supportable and directly attributable to the Acquisition. These pro formas have been prepared in accordance with Article 11 of the Securities and Exchange Commission’s Regulation S-X and, as such, prohibit the pro forma statement of earnings from including the estimated impact of non-recurring integration costs or benefits from the Acquisition including potential synergies that may be derived in future periods.

These pro formas should be read in conjunction with:

·                  Vail Resorts’ audited consolidated financial statements and related notes as well as “Management’s Discussion and Analysis and Results of Operations,” in each case contained in our Annual Report on Form 10-K as of and for the year ended July 31, 2015, Vail Resorts’ unaudited condensed  consolidated financial statements and related notes as well as “ Management’s Discussion and Analysis and Results of Operations,” in each case contained in our Quarterly Report on Form 10-Q as of and for the nine months ended April 30, 2016; and

·                  Whistler Blackcomb’s audited consolidated financial statements as of and for the year ended September 30, 2015, together with related notes, and Whistler Blackcomb’s unaudited condensed interim consolidated financial statements for the nine months ended June 30, 2016, together with related notes.

Whistler Blackcomb’s historical consolidated financial statements were prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board, which differ in certain respects from the accounting principles generally accepted in the United States of America (“U.S. GAAP”). Adjustments were made to Whistler Blackcomb’s historical financial statements to estimate the conversion from IFRS to U.S. GAAP as well as reclassifications to conform Whistler Blackcomb’s historical presentation to Vail Resorts’ accounting presentation. Adjustments were also made to translate Whistler Blackcomb’s financial statements from Canadian dollars to U.S. dollars based on applicable historical exchange rates, which may differ from future exchange rates. These adjustments reflect Vail Resorts’ best estimates based upon the information available to date and are preliminary and subject to change once more detailed information is obtained.

The Acquisition will be accounted for as a business combination in conformity with U.S. GAAP. Accordingly, the assets acquired and liabilities assumed have been recorded based on preliminary estimates of fair value. The final determination of fair value for purposes of purchase price allocation will be based upon, in part, valuation work performed by independent valuation professionals. At this time, Vail Resorts does not have detailed information to determine preliminary estimates of fair value for purposes of determining purchase price allocation. For purposes of these unaudited combined pro forma financial statements, a preliminary estimate of fair value was determined based on the best available information for the assets acquired and liabilities assumed in connection with the Acquisition. In certain circumstances, such as when better estimates of fair value were unavailable, these pro formas do not reflect adjustments to adjust assets acquired and liabilities assumed to an estimate of fair value. Accordingly, the excess of purchase price over the preliminary estimate of fair value of assets acquired and liabilities assumed is reflected as an indefinite-lived intangible asset, goodwill.

The pro forma adjustments are based upon the best available information and certain assumptions that Vail Resorts believes to be reasonable. Further, these adjustments could materially change as the allocation of the purchase price for Whistler Blackcomb has not been finalized. Accordingly, there can be no assurance that the final allocation of the purchase price will not differ from the preliminary allocation reflected in the pro formas.

Vail Resorts, Inc.
Unaudited Pro Forma Condensed Combined Statement of Earnings
For the nine months ended April 30, 2016

			Pro Forma Adjustments
(U.S.$ in thousands, except per share amounts)	Vail Resorts Historical	Whistler Blackcomb (US GAAP) Note 2	Financing Note 4	Acquisition Note 3	Total Pro Forma Combined
Net revenue:
Mountain	$1,206,610	$206,801	$—	$—	$1,413,411
Lodging	200,026	2,630	—	—	202,656
Real estate	14,766	—	—	—	14,766
Total net revenue	1,421,402	209,431	—	—	1,630,833
Segment operating expense:
Mountain	729,382	120,468	—	—	849,850
Lodging	176,170	1,510	—	—	177,680
Real estate	17,043	—	—	—	17,043
Total segment operating expense	922,595	121,978	—	—	1,044,573
Other operating (expense) income:
Depreciation and amortization	(120,713)	(24,185)	—	(11,188)	(156,086)
Gain on sale of real property	1,810	—	—	—	1,810
Loss on disposal of fixed assets and other, net	(3,149)	(1,414)	—	—	(4,563)
Income from operations	376,755	61,854	—	(11,188)	427,421
Mountain equity investment income, net	992	—	—	—	992
Investment income, net	509	—	—	—	509
Interest expense	(31,905)	(4,874)	(5,799)	302	(42,276)
Income before (provision) benefit for income taxes	346,351	56,980	(5,799)	(10,886)	386,646
(Provision) benefit for income taxes	(131,613)	(11,574)	2,218	2,123	(138,846)
Net income	214,738	45,406	(3,581)	(8,763)	247,800
Net loss (income) attributable to noncontrolling interests	289	(14,252)	—	2,722	(11,241)
Net income attributable to Vail Resorts, Inc.	$215,027	$31,154	$(3,581)	$(6,041)	$236,559
Per share amounts:
Basic net income per share attributable to Vail Resorts, Inc.	$5.92				$5.90
Diluted net income per share attributable to Vail Resorts, Inc.	$5.76				$5.76

See Notes to Unaudited Pro Forma Condensed Combined Financial Information

Vail Resorts, Inc.
Unaudited Pro Forma Condensed Combined Statement of Earnings
For the year ended July 31, 2015

			Pro Forma Adjustments
(U.S.$ in thousands, except per share amounts)	Vail Resorts Historical	Whistler Blackcomb (US GAAP) Note 2	Financing Note 4	Acquisition Note 3	Total Pro Forma Combined
Net revenue:
Mountain	$1,104,029	$211,331	$—	$—	$1,315,360
Lodging	254,553	3,020	—	—	257,573
Real estate	41,342	—	—	—	41,342
Total net revenue	1,399,924	214,351	—	—	1,614,275
Segment operating expense:
Mountain	777,147	136,250	—	—	913,397
Lodging	232,877	1,949	—	—	234,826
Real estate	48,408	—	—	—	48,408
Total segment operating expense	1,058,432	138,199	—	—	1,196,631
Other operating (expense) income:
Depreciation and amortization	(149,123)	(34,423)	—	(17,173)	(200,719)
Gain on sale of real property	151	—	—	—	151
Gain on litigation settlement	16,400	—	—	—	16,400
Change in fair value of Contingent Consideration	3,650	—	—	—	3,650
Loss on disposal of fixed assets and other, net	(2,057)	(1,020)	—	—	(3,077)
Income from operations	210,513	40,709	—	(17,173)	234,049
Mountain equity investment income, net	822	—	—	—	822
Investment income, net	246	—	—	—	246
Interest expense	(51,241)	(9,759)	(6,961)	429	(67,532)
Loss on extinguishment of debt	(11,012)	—	—	—	(11,012)
Income before (provision) benefit for income taxes	149,328	30,950	(6,961)	(16,744)	156,573
(Provision) benefit for income taxes	(34,718)	(6,571)	2,663	3,265	(35,361)
Net income	114,610	24,379	(4,298)	(13,479)	121,212
Net loss (income) attributable to noncontrolling interests	144	(7,748)	—	4,186	(3,418)
Net income attributable to Vail Resorts, Inc.	$114,754	$16,631	$(4,298)	$(9,293)	$117,794
Per share amounts:
Basic net income per share attributable to Vail Resorts, Inc.	$3.16				$2.94
Diluted net income per share attributable to Vail Resorts, Inc.	$3.07				$2.86

See Notes to Unaudited Pro Forma Condensed Combined Financial Information

Vail Resorts, Inc.
Unaudited Pro Forma Combined Balance Sheet
As of April 30, 2016

			Pro Forma Adjustments
(U.S.$ in thousands, except per share amounts)	Vail Resorts Historical	Whistler Blackcomb (US GAAP) Note 2	Financing Note 4	Acquisition Note 3	Total Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$68,565	$6,543	$513,365	$(513,365)	$75,108
Restricted cash	5,934	—	—	—	5,934
Trade receivables, net	145,483	3,123	—	—	148,606
Inventories, net	68,882	12,048	—	—	80,930
Other current assets	57,455	2,649	—	—	60,104
Total current assets	346,319	24,363	513,365	(513,365)	370,682
Property, plant and equipment, net	1,370,374	238,858	—	142,902	1,752,134
Real estate held for sale and investment	116,874	7,152	—		124,026
Goodwill, net	509,083	110,131	—	734,722	1,353,936
Intangible assets, net	141,222	215,402	—	72,378	429,002
Other assets	37,428	2,029	1,488	(1,672)	39,273
Total assets	$2,521,300	$597,935	$514,853	$434,965	$4,069,053
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$338,089	$35,370	$—	$—	$373,459
Income taxes payable	20,059	8,334	—	—	28,393
Long-term debt due within one year	13,349	—	—	—	13,349
Total current liabilities	371,497	43,704	—	—	415,201
Long-term debt	615,829	145,456	514,853	—	1,276,138
Other long-term liabilities	249,298	2,793	—	—	252,091
Deferred income taxes	305,134	21,344	—	41,980	368,458
Total liabilities	1,541,758	213,297	514,853	41,980	2,311,888
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value, 25,000,000 shares authorized, no shares issued and outstanding	—	—	—	—	—
Common stock	416	344,075	—	(344,037)	454
Additional paid-in capital	632,148	1,499	—	541,086	1,174,733
Accumulated other comprehensive loss	(1,167)	—	—	—	(1,167)
Retained earnings	581,245	(59,662)	—	59,662	581,245
Treasury stock, at cost	(246,979)	—	—	—	(246,979)
Total entity stockholders’ equity	965,663	285,912	—	256,711	1,508,286
Noncontrolling interests	13,879	98,726	—	136,274	248,879
Total stockholders’ equity	979,542	384,638	—	392,985	1,757,165
Total liabilities and stockholders’ equity	$2,521,300	$597,935	$514,853	$434,965	$4,069,053

 See Notes to Unaudited Pro Forma Condensed Combined Financial Information

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 1. Basis of presentation

These pro formas are based on the historical consolidated financial statements of each of Vail Resorts and Whistler Blackcomb, and have been prepared to reflect the Acquisition, including the estimated stock issuance financing structure established to fund the Acquisition. The pro formas are presented for illustrative purposes only and do not necessarily reflect the results of operations or the financial position of Vail Resorts that actually would have resulted had the Acquisition occurred on the dates indicated, nor project the results of operations or financial position of Vail Resorts for any future dates or periods. The pro forma statements of earnings were developed assuming the Acquisition closed on August 1, 2014 while the pro forma balance sheet was developed assuming the transaction closed on April 30, 2016.

Pro forma adjustments reflected in the pro forma statements of earnings are based on items that are factually supportable, which are directly attributable to the Acquisition, and which are expected to have a continuing impact on Vail Resorts’ results of operations and/or financial position. Any nonrecurring items directly attributable to the Acquisition are included in the pro forma balance sheet but not in the pro forma statements of earnings. In contrast, any nonrecurring items that were already included in Vail Resorts’ or Whistler Blackcomb’s historical consolidated financial statements that are not directly related to the Acquisition have not been eliminated. These pro formas do not reflect the non-recurring cost of any integration activities or benefits from the Acquisition including potential synergies that may be generated in future periods.

The pro formas include adjustments to reflect the cost of the estimated financing structure established to fund the Acquisition.

Whistler Blackcomb’s historical consolidated financial statements (“Whistler Blackcomb’s financial statements”) were prepared in accordance with IFRS, which differs in certain respects from U.S. GAAP. Adjustments were made to Whistler Blackcomb’s financial statements to convert them from IFRS to U.S. GAAP and to Vail Resorts’ existing accounting policies. In addition, reclassifications have been made to align Whistler Blackcomb’s financial statement presentation to Vail Resorts’ financial statement presentation.

The following historical exchange rates were used to translate Whistler Blackcomb’s financial statements and calculate certain adjustments to the pro forma financial statements from Canadian dollars (“C$”) to U.S. dollars (“U.S.$” or “$”):

Average daily closing exchange rate for the nine months ended June 30, 2016:	U.S.$0.75154/C$
Average daily closing exchange rate for the year ended September 30, 2015:	U.S.$0.81632/C$
Closing exchange rate as of June 30, 2016:	U.S.$0.77370/C$

These exchange rates may differ from future exchange rates which would have an impact on the pro forma financial information, and would also impact the final purchase price consideration upon consummation of the Acquisition. As an example, utilizing the daily closing exchange rate at August 8, 2016 of U.S.$0.76000/C$ would increase the translated amounts of net earnings attributable to Vail Resorts for the nine months ended April 30, 2016 by approximately $0.3 million and decrease the translated amounts of net earnings attributable to Vail Resorts for the year ended July 31, 2015 by approximately $1.1 million while total assets as of April 30, 2016 would decrease by approximately $10.6 million.

Unless indicated otherwise in the notes to the pro formas, Vail Resorts has applied the enacted statutory tax rates in U.S. or Canada, as applicable, for the respective dates and periods.

Note 2. Adjustments to Whistler Blackcomb’s financial statements
Unaudited adjusted Whistler Blackcomb statement of earnings
For the nine months ended June 30, 2016

		Reclassifications and IFRS to U.S. GAAP Adjustments (in C$)
(in thousands)	Whistler Blackcomb IFRS (in C$)	Segments Note 2	Other Income & Expense Note 2	Noncontrolling Interest (“NCI”) Note 5	Whistler Blackcomb U.S. GAAP (in C$)	Whistler Blackcomb U.S. GAAP (in U.S.$)
Net revenue:
Mountain	$278,669	$(3,500)	$—	$—	275,169	206,801
Lodging	—	3,500	—	—	3,500	2,630
Real estate	—	—	—	—	—	—
Total net revenue	278,669	—	—	—	278,669	209,431
Segment operating expense:
Mountain	133,706	26,589	—	—	160,295	120,468
Lodging	—	2,009	—	—	2,009	1,510
Real estate	—	—	—	—	—	—
Total segment operating expense	133,706	28,598	—	—	162,304	121,978
Other operating expense:
Depreciation and amortization	(32,181)	—	—	—	(32,181)	(24,185)
Selling, general and administrative	(28,598)	28,598	—	—	—	—
Gain on sale of real property	—	—	—	—	—	—
Loss on disposal of fixed assets and other, net	—	—	(1,882)	—	(1,882)	(1,414)
Income from operations	84,184	—	(1,882)	—	82,302	61,854
Mountain equity investment income (loss), net	—	—	—	—	—	—
Investment income, net	—	—	—	—	—	—
Other income (expense)	(1,882)	—	1,882	—	—	—
Interest expense	(14,179)	—	—	7,693	(6,486)	(4,874)
Income before provision for income taxes	68,123	—	—	7,693	75,816	56,980
Provision for income taxes	(15,400)	—	—	—	(15,400)	(11,574)
Net income	52,723	—	—	7,693	60,416	45,406
Net (income) loss attributable to NCI	(11,271)	—	—	(7,693)	(18,964)	(14,252)
Net income	$41,452	$—	$—	$—	$41,452	$31,154

Note 2. Adjustments to Whistler Blackcomb’s financial statements
Unaudited adjusted Whistler Blackcomb statement of earnings
For the fiscal year ended September 30, 2015

		Reclassifications and IFRS to U.S. GAAP Adjustments (in C$)
(in thousands)	Whistler Blackcomb IFRS (in C$)	Segments Note 2	Other Income & Expense Note 2	Noncontrolling Interest (“NCI”) Note 5	Whistler Blackcomb U.S. GAAP (in C$)	Whistler Blackcomb U.S. GAAP (in U.S.$)
Net revenue:
Mountain	$262,254	$(3,700)	$329	$—	$258,883	$211,331
Lodging	—	3,700	—	—	3,700	3,020
Real estate	—	—	—	—	—	—
Total net revenue	262,254	—	329	—	262,583	214,351
Segment operating expense:
Mountain	140,122	26,786	—	—	166,908	136,250
Lodging	—	2,388	—	—	2,388	1,949
Real estate	—	—	—	—	—	—
Total segment operating expense	140,122	29,174	—	—	169,296	138,199
Other operating expense:
Depreciation and amortization	(42,168)	—	—	—	(42,168)	(34,423)
Selling, general and administrative	(29,174)	29,174	—	—	—	—
Loss on disposal of fixed assets and other, net	—	—	(1,249)	—	(1,249)	(1,020)
Income from operations	50,790	—	(920)	—	49,870	40,709
Mountain equity investment income (loss), net	—	—	—	—	—	—
Investment income, net	—	—	—	—	—	—
Other income (expense)	(920)	—	920	—	—	—
Interest expense	(20,536)	—	—	8,581	(11,955)	(9,759)
Income before provision for income taxes	29,334	—	—	8,581	37,915	30,950
Provision for income taxes	(8,049)	—	—	—	(8,049)	(6,571)
Net income	21,285	—	—	8,581	29,866	24,379
Net (income) loss attributable to NCI	(910)	—	—	(8,581)	(9,491)	(7,748)
Net income	$20,375	$—	$—	$—	$20,375	$16,631

Note 2. Adjustments to Whistler Blackcomb’s financial statements
Unaudited adjusted Whistler Blackcomb balance sheet
As of June 30, 2016

		Reclassifications and IFRS to U.S. GAAP Adjustments (in C$)
	Whistler Blackcomb IFRS (in C$)	Software Costs Note 2	Debt Issuance Cost Note 2	NCI Note 6	Whistler Blackcomb U.S. GAAP (in C$)	Whistler Blackcomb U.S. GAAP (in U.S.$)
Assets
Current assets:
Cash and cash equivalents	$8,457	$—	$—	$—	$8,457	$6,543
Trade receivables, net	4,037	—	—	—	4,037	3,123
Inventories, net	15,572	—	—	—	15,572	12,048
Other current assets	3,423	—	—	—	3,423	2,649
Total current assets	31,489	—	—	—	31,489	24,363
Property, plant and equipment, net	306,107	2,615	—	—	308,722	238,858
Real estate held for sale and investment	9,244	—	—	—	9,244	7,152
Goodwill, net	142,343	—	—	—	142,343	110,131
Intangible assets, net	281,020	(2,615)	—	—	278,405	215,402
Other assets	462	—	2,160	—	2,622	2,029
Total assets	$770,665	$—	$2,160	$—	$772,825	$597,935
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$45,716	$—	$—	$—	$45,716	$35,370
Income taxes payable	10,771	—	—	—	10,771	8,334
Total current liabilities	56,487	—	—	—	56,487	43,704
Long-term debt	258,636	—	2,160	(72,796)	188,000	145,456
Other long-term liabilities	3,610	—	—	—	3,610	2,793
Deferred income taxes	27,587	—	—	—	27,587	21,344
Total liabilities	346,320	—	2,160	(72,796)	275,684	213,297
Stockholders’ equity:
Common stock	444,714	—	—	—	444,714	344,075
Additional paid-in capital	1,938	—	—	—	1,938	1,499
Retained earnings	(77,113)	—	—	—	(77,113)	(59,662)
Total WBHC stockholders’ equity	369,539	—	—	—	369,539	285,912
Noncontrolling interests	54,806	—	—	72,796	127,602	98,726
Total stockholders’ equity	424,345	—	—	72,796	497,141	384,638
Total liabilities and stockholders’ equity	$770,665	$—	$2,160	$—	$772,825	$597,935

Notes to Unaudited Pro Forma Condensed Combined Financial Statements (continued)

Note 2. Adjustments to Whistler Blackcomb’s financial statements

The financial information above illustrates the impact of estimated adjustments made to Whistler Blackcomb’s financial statements prepared in accordance with IFRS, in order to present them on a basis consistent with Vail Resorts’ accounting presentation and policies under U.S. GAAP. These adjustments reflect Vail Resorts’ best estimates based upon the information currently available to Vail Resorts, and could be subject to change once more detailed information is obtained.

Segments

The classification of certain items presented by Whistler Blackcomb under IFRS has been modified in order to align with the presentation used by Vail Resorts under U.S. GAAP. Vail Resorts operations are grouped into three integrated and interdependent segments: Mountain, Lodging and Real Estate. Resort is the combination of the Mountain and Lodging segments. In order to present Whistler Blackcomb on a consistent basis, the following modifications to the statement of earnings presentation include:

•
presentation of revenue and related expenses on a segment basis, rather than a single line item for Mountain net revenue and Mountain segment operating expenses. This adjustment includes the reclassification of Lodging related revenue and expenses to the Lodging segment; and

•
presentation of costs on a segment basis, rather than a single line item for selling, general and administrative operating expenses resulting is a reclassification from selling, general and administrative to the Mountain segment operating expenses.

Other Income and Expenses

Included in other income and expenses are costs associated with the disposal of certain fixed assets, these costs have been reclassified to Loss on disposal of fixed assets and other, net. Any other income or expense not associated with a disposal has been reclassified to the Mountain operating revenue or expense classification to conform the presentation to Vail Resorts’ classifications.

Software Costs

Under IFRS guidance when software is not an integral part of the related hardware, computer software is treated as an intangible asset. Under U.S. GAAP Vail Resorts presents these costs as property, plant and equipment. The classification of software costs presented by Whistler Blackcomb under IFRS has been reclassified from Intangible assets, net to Property, plant and equipment, net; to conform with the presentation used by Vail Resorts under U.S. GAAP.

Debt Issuance Costs

The classification of debt issuance costs presented by Whistler Blackcomb under IFRS has been reclassified from Long-term debt to Other assets to conform the presentation used by Vail Resorts under U.S. GAAP. In April 2015, the FASB issued ASU No. 2015-03, “Interest - Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs.” The new standard requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. This guidance is consistent with the presentation requirements under IFRS, however, Vail Resorts had not adopted this standard as of June 30, 2016; thus, the reclassification of the debt issuance costs to other assets is required.

Note 3. Pro forma adjustments related to the Acquisition

Preliminary purchase consideration and allocation

The Acquisition will be accounted for as a business combination in conformity with U.S. GAAP. Under this accounting, the assets acquired and liabilities assumed have been presented based on preliminary estimates of fair value. In accordance with U.S. GAAP, fair value is determined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The actual fair values will be determined during the measurement period of the transaction and may vary from these estimates.

On August 5, 2016, Vail Resorts entered into the Agreement to acquire all of the outstanding common shares of Whistler Blackcomb. Whistler Blackcomb shareholders will receive consideration per share consisting of (i) C$17.50 in cash, and (ii) 0.0998 shares of Vail Resorts common stock, subject to a currency exchange rate adjustment to be determined based on the applicable exchange

Notes to Unaudited Pro Forma Condensed Combined Financial Statements (continued)

rate as of the sixth business day prior to the closing date.  The estimated total consideration to be paid to Whistler Blackcomb shareholders is approximately C$1.39 billion ($1.06 billion) as of August 5, 2016, based on the closing currency exchange rate and Vail Resorts common stock price as of that day. Vail Resorts currently intends to finance the cash portion of the consideration for the Acquisition, estimated to be approximately C$676 million ($513 million), under a new $360.0 million term loan (“Term Loan”) (for which it has received commitments from its lenders) and additional borrowings from remaining available capacity under its existing $400 million revolving credit facility. The stock component is determined by a baseline share exchange ratio of 0.0998 shares of Vail Resorts common stock and is adjusted for currency exchange rate changes if the Canadian dollar is above or below $0.7765/C$ six business days before the closing of the transaction. As of August 5, 2016, the share exchange ratio is 0.0975 shares of Vail Resorts common stock. Whistler Blackcomb shareholders that are Canadian residents for tax purposes will be able to elect to receive, instead of Vail Resorts shares, shares in a Canadian subsidiary of Vail Resorts instead of the Vail Resorts shares to which they would otherwise be entitled. Each whole exchangeable share will be exchangeable into one Vail Resorts share.  Completion of the transaction is subject to certain closing conditions, including approval by Whistler Blackcomb’s shareholders and the British Columbia Supreme Court and regulatory approvals, as well as other customary closing conditions.

The estimated purchase consideration, estimated fair values of assets acquired, liabilities assumed and goodwill are as follows:

(in thousands, except exchange ratio and share price amounts)
Whistler Blackcomb estimated share purchase at June 30, 2016 (a)	38,657
Exchange ratio as of August 5, 2016	0.0975
Total Vail Resorts shares estimated to be issued to Whistler Blackcomb shareholders	3,769
Vail Resorts share price on August 5, 2016	$143.97
Total value of Vail Resorts shares estimated to be issued (b)	$542,623
Total cash consideration paid at C$17.50 ($13.28 on August 5, 2016) per Whistler Blackcomb share	513,365
Total estimated purchase consideration to Whistler Blackcomb shareholders	$1,055,988
Estimated fair value of Nippon Cable’s 25% interest in Whistler Blackcomb	235,000
Total estimated purchase consideration	$1,290,988

Allocation of Total estimated purchase consideration:
Estimated fair values of assets acquired:
Current assets	$24,363
Property, plant and equipment	381,760
Real estate held for sale and investment	7,152
Goodwill	844,853
Intangibles, net	287,780
Other assets	357
Current Liabilities	(43,704)
Assumed long-term debt	(145,456)
Deferred income taxes	(63,324)
Other long-term liabilities	(2,793)
Net assets acquired	$1,290,988

(a) Represents 38,152 Whistler Blackcomb common shares outstanding as of June 30, 2016, plus an estimated 505 common shares for the exercise of all outstanding Whistler Blackcomb options, restricted share units and performance awards of Whistler Blackcomb employees issued under the Whistler Omnibus Incentive Plan which immediately vest under the Acquisition.

(b) The stock portion of the purchase consideration was estimated using a price of $143.97 for each share of Vail Resorts common stock based on Vail Resorts closing share price on August 5, 2016. Under the terms of the Acquisition, Whistler Blackcomb’s shareholders will receive C$17.50 in cash and 0.0975 of shares of Vail Resorts’ common stock in exchange for each share of Whistler Blackcomb’s stock. The actual purchase consideration will be determined upon consummation of the Acquisition as contemplated in the agreement. A hypothetical $12 change in the price of Vail Resorts’ common stock, all other factors remaining constant, would result in a corresponding increase or decrease in the total purchase consideration of $45.2 million, with a corresponding increase or decrease to the goodwill recognized.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements (continued)

The fair values of identified intangible assets were determined using significant estimates and assumptions. As such, a detailed analysis has not been completed and actual results may differ from these estimates. The fair value and estimated useful lives of identifiable intangible assets are estimated as follows:

	Fair Value	Estimated Useful Life	Nine Months Ended April 30, 2016	Year Ended July 31, 2015
	($ in thousands)	(in years)	($ in thousands)	($ in thousands)
Customer Relationships (a)	$36,170	5	$(6,171)	$(12,660)
Trademarks (b)	116,442	—	—	—
Mountain Operating Rights	128,506	16	(6,024)	(8,032)
Other Intangibles	6,662	5	(999)	(1,332)
Total acquired identifiable intangible assets	287,780		$(13,194)	$(22,024)
Less: Whistler Blackcomb’s historical net book value	215,402
Adjustment to intangible assets, net	$72,378
(a) Customer relationships are estimated to be amortized at a rate of 35% per year
(b) These marks are classified as indefinite lived intangible assets

The fair values of property, plant and equipment were determined using significant estimates and assumptions. As such, a detailed analysis has not been completed and actual results may differ from these estimates. The fair value and useful lives of property, plant and equipment are estimated as follow:

	Fair Value	Estimated Useful Life	Annual Depreciation
	($ in thousands)	(in years)	($ in thousands)
Land	$15,729	—	$—
Land improvements	123,173	20	(6,159)
Buildings and building improvements	117,216	16	(7,326)
Machinery and equipment	117,864	8	(14,733)
Software	4,062	3	(1,354)
Construction-in-progress	3,716	—	—
Total acquired property, plant and equipment	381,760		$(29,572)
Less: Whistler Blackcomb’s historical net book value	238,858
Adjustment to property, plant and equipment, net	$142,902

For Vail Resorts the Acquisition is deemed a nontaxable transaction and as such, the historical tax basis of the acquired assets and assumed liabilities, and other tax attributes of Whistler Blackcomb carryover to Vail Resorts. The Canadian statutory tax rate is 26% and this tax rate has been reduced 25% due to the noncontrolling interest held at the Partnerships that is nontaxable at the consolidated level. As a result, based on the adjustments to fair values of identifiable intangible assets and property, plant and equipment, the following adjustment to the deferred tax liability estimated using the rate of 19.5% have been made to the pro forma balance sheet:

($ in thousands)	Pre-tax Adjustment	Tax Rate	Tax Provision Adjustment
Adjustment to intangible assets, net	$72,378	19.5%	$14,114
Adjustment to property, plant and equipment, net	142,902	19.5%	27,866
Total adjustments	$215,280		$41,980

Notes to Unaudited Pro Forma Condensed Combined Financial Statements (continued)

Based on the estimated fair values of identifiable, amortizable intangible assets and property, plant and equipment, the following adjustment to depreciation and amortization has been included in the 2016 and 2015 pro forma statements of earnings:

($ in thousands)	Nine Months Ended April 30, 2016	Year Ended July 31, 2015

Amortization of identifiable definite lived intangible assets	$(13,194)	$(22,024)
Depreciation of property, plant and equipment	(22,179)	(29,572)
Total calculated depreciation and amortization	(35,373)	(51,596)
Less: Whistler Blackcomb’s historical depreciation and amortization	(24,185)	(34,423)
Pro forma adjustment to depreciation and amortization	$(11,188)	$(17,173)

The adjustment to depreciation and amortization that has been included in the 2016 and 2015 pro forma statements of earnings will result in a reduction in income tax expense. The Canadian statutory tax rate is 26% and this tax rate has been reduced 25% due to the noncontrolling interest held at the Partnerships that is nontaxable at the consolidated level.

The estimated impact to the provision for income taxes for the nine months ended April 30, 2016 is summarized as follows:

($ in thousands)	Pre-tax Adjustment	Tax Rate	Tax Provision Adjustment
Depreciation and amortization	$(11,188)	19.5%	$2,182

The estimated impact to the provision for income taxes for the twelve months ended July 31, 2015 is summarized as follows:

($ in thousands)	Pre-tax Adjustment	Tax Rate	Tax Provision Adjustment
Depreciation and amortization	$(17,173)	19.5%	$3,349

Under U.S. GAAP, Whistler Blackcomb’s deferred financing asset would be written off to approximate the fair value of the assumed debt. The deferred financing asset is included in other assets and the adjusted value of Whistler Blackcomb’s other assets is estimated as follows:

	June 30, 2016
	(in thousands)
Original Debt issuance costs	C$	2,160
Exchange Rate at June 30, 2016		0.7737
Original Debt issuance costs adjustment	$(1,672)
Current balance of Whistler Blackcomb other assets	2,029
Whistler Blackcomb other assets, as adjusted	$357

Based on the estimated fair values of debt and the write off of the original debt issuance costs, the previously recognized interest expense related to these costs will be adjusted. These adjustments are included in the 2016 and 2015 pro forma statements of earnings as follows:

($ in thousands)	Nine Months Ended April 30, 2016	Year Ended July 31, 2015

Amortization of original debt issuance costs	$302	$429
Canadian taxes at 19.5%	59	84
Amortization attributable to noncontrolling interest (25%)	76	107

Notes to Unaudited Pro Forma Condensed Combined Financial Statements (continued)

Adjustments to stockholders’ equity

The estimated adjustments to total stockholders’ equity are summarized as follows:

	Acquisition
($ in thousands)	Eliminate Whistler Blackcomb’s Equity	Issuance of Common Stock	Noncontrolling Interest at Fair Value	Total Acquisition Adjustments to Equity
Common stock	$(344,075)	$38	$—	$(344,037)
Additional paid-in capital	(1,499)	542,585	—	541,086
Retained earnings	59,662	—	—	59,662
Total entity stockholders’ equity	(285,912)	542,623	—	256,711
Noncontrolling interests	(98,726)	—	235,000	136,274
Total stockholders’ equity	$(384,638)	$542,623	$235,000	$392,985

Note 4. Pro forma adjustments related to financing

Sources of Funding

On August 5, 2016, Vail Resorts entered into the Agreement to acquire all of the outstanding common shares of Whistler Blackcomb. Whistler Blackcomb shareholders will receive consideration per share consisting of (i) C$17.50 in cash, and (ii) 0.0998 shares of Vail Resorts common stock, subject to a currency exchange rate adjustment to be determined based on the applicable exchange rate as of the sixth business day prior to the closing date.  The estimated total consideration to be paid to Whistler Blackcomb shareholders is approximately C$1.39 billion as of August 5, 2016, based on the closing currency exchange rate and Vail Resorts common stock price as of that day. Vail Resorts currently intends to finance the cash portion of the consideration for the Acquisition, estimated to be approximately C$676 million ($513 million), under a new $360 million Term Loan (for which it has received commitments from its lenders) and additional borrowings from remaining available capacity under its existing $400 million revolving credit facility (“Revolver”). At April 30, 2016, Vail Resorts had no borrowings under its Revolver and $327.4 million of available capacity (which represents the total commitment of $400 million less certain letters of credit outstanding of $72.6 million). Vail Resorts does not expect to incur any further issue discounts or financing costs other than the $1.5 million commitment fee paid at the time of acquiring the commitment from the respective banks. Amortization of these financing costs is estimated at five years. Interest rates for the purposes of the pro formas are based on historical rates paid for the borrowings on Vail Resorts’ existing credit agreement at a rate of LIBOR plus 1.125%.

In addition, these Partnerships had debt outstanding as of June 30, 2016 of C$185.8 million ($143.8 million), under their existing C$300 million revolving credit facility which will be assumed or refinanced as part of the transaction. Whistler Blackcomb is a guarantor under the credit facility. The credit facility contains a change in control provision pursuant to which the lenders can elect to require repayment of the outstanding balance upon closing.  Vail Resorts intends to obtain a waiver of the change in control provision in order to maintain the existing facility or to refinance the credit facility if a waiver cannot be obtained.

The financing adjustments reflected in the pro forma balance sheet are summarized as follows:

($ in thousands)	Amount
Term Loan proceeds	$360,000
Revolver draw	154,853
Total sources of funding	514,853
Less: Financing costs on new Term Loan	1,488
Total sources of funding, net	$513,365

Notes to Unaudited Pro Forma Condensed Combined Financial Statements (continued)

 Interest Expense

Interest expense in the 2016 pro forma statement of earnings has been adjusted as follows based on the expected sources of funding described above and amortization of the financing costs on the new term loan over a five year period. The 2016 pro forma statement of earnings presents a nine month period:

($ in thousands)	Principal	Interest Rate	Interest Expense
Term Loan	$360,000	1.4442%	$(3,899)
Revolver	154,853	1.4442%	(1,677)
Financing cost and issue discount amortization - Term Loan			(223)
Total interest expense			$(5,799)

Interest expense in the 2015 pro forma statement of earnings has been adjusted as follows based on the expected sources of funding described above and amortization of the financing costs on the new term loan over a five year period. The 2015 pro forma statement of earnings presents a twelve month period:

($ in thousands)	Principal	Interest Rate	Interest Expense
Term Loan	$360,000	1.2943%	$(4,659)
Revolver	154,853	1.2943%	(2,004)
Financing cost and issue discount amortization - Term Loan			(298)
Total interest expense			$(6,961)

Estimated Impact to the Tax Provision

The estimated impact to the provision for income taxes the nine months ended April 30, 2016 is summarized as follows:

($ in thousands)	Pre-tax Adjustment	Tax Rate	Tax Provision Adjustment
Interest expense	$(5,799)	38.25%	$2,218

The estimated impact to the provision for income taxes for the twelve months ended July 31, 2015 is summarized as follows:

($ in thousands)	Pre-tax Adjustment	Tax Rate	Tax Provision Adjustment
Interest expense	$(6,961)	38.25%	$2,663

Note 5. Pro forma adjustments related to the Noncontrolling Interests

Nippon Cable maintains a 25% limited partnership interest in each of the Partnerships. For more information on Nippon Cable’s interest, refer to Whistler Blackcomb’s historical consolidated financial statements. Under the Partnership agreements, the limited partner is entitled to a minimum annual distribution equal to 9% per annum of the capital contributions to the Partnerships in respect of the Nippon Cable units from time to time during the immediately preceding fiscal year of the Partnerships, plus the estimated amount of the limited partner’s income taxes payable on its share of the Partnerships’ taxable income for the current fiscal year.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements (continued)

Under IFRS, Nippon Cable’s interest in the Partnerships is reflected as a bifurcated instrument, a portion of which is classified as debt and a portion of which is classified as a noncontrolling interest (“NCI”) in stockholders’ equity. Under U.S. GAAP, this interest is reflected entirely as a NCI and, as such, the amounts historically reflected as finance expense limited partner’s interest have been reclassified to Net (income) loss attributable to NCI. In addition, the limited partner’s liability has been reclassified to NCI. The finance expense is not tax deductible and Whistler Blackcomb did not receive any historic tax benefit for this finance expense. Due to the nondeductible nature of the finance expense the reclassification has not been tax adjusted.

Estimated Fair Value of the Limited Partner’s Interest

Nippon Cable’s limited partnership interest is a noncontrolling economic interest containing certain protective rights and no ability to participate in the day to day operations of the Partnerships. In addition, based upon the terms of the Partnership agreements, the minimum annual distribution rights are non-transferable and transfer of the limited partnership interest is limited to Nippon Cable’s entire interest. Accordingly, the estimate of fair value associated with the noncontrolling interest has been determined based on expected underlying cash flows of the Partnerships discounted at a rate commensurate with a market participants expected rate of return for an equity instrument with these associated restrictions. The estimate of fair value is a preliminary estimate and subject to change.